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                                                                    EXHIBIT 23.2

                          CONSENT OF ERNST & YOUNG LLP


     We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to Registration Statement (Form S-3 No. 333-51133) and related Prospectus of Loral Space & Communications Ltd. for the registration of 23,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 20, 1998, with respect to the consolidated financial statements of Orion Network Systems, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1997, incorporated by reference in the Form 8-K of Loral Space & Communications Ltd. dated March 20, 1998, as amended by Forms 8-K/A dated April 27, 1998 and June 17, 1998, which Forms 8-K and 8-K/A are incorporated herein by reference.


                                          /s/ Ernst & Young LLP

Washington D.C.

June 16, 1998